As filed with the Securities and Exchange Commission on March 1, 2004
                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             POWER TECHNOLOGY, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

             NEVADA                                      88-0395816
-------------------------------             -----------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

          15 OCEAN VIEW RD. P.O. BOX 667 LIONS BAY, B.C. V0N 2E0, CANADA
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

                       CONSULTING AGREEMENT WITH TRILOGY
--------------------------------------------------------------------------------
                            (Full title of the Plan)

                             LEE BALAK, PRESIDENT
                             POWER TECHNOLOGY, INC.
                             15 OCEAN VIEW RD. P.O. BOX 667
		             LIONS BAY, B.C. V0N 2E0, CANADA
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (604) 925-0746
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                   Copies to:

                                BRIAN DVOARK, ESQ.
                                 136 ARBOR WAY
                               HENDERSON, NV 89074


                         CALCULATION OF REGISTRATION FEE


================================================================================
Title of
Each Class
of Securities  Amount to be   Proposed Maximum  Proposed Maximum   Amount of
to Registered  Registered(1) Offering Price Aggregate Offering Registration Fee
                              Per Share         Price
--------------------------------------------------------------------------------
Common Stock
$.001 par     1,800,000 shares  $0.04            $72,000              $28
value
================================================================================


(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be issued in connection with share splits, share dividends or similar transactions relating to the plans/consulting agreements described herein.

(2) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the bid and asked prices of the Company's common stock as reported within five business days prior to the date of this filing.



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

        The Company is offering shares of its common stock to individual persons as compensation for services rendered to the Company. The Company has considered the value of the shares of common stock in relation to the value of the services to be rendered, and the Company's Board of Directors has, by resolution, determined to enter into the subject consultancy agreements and further has agreed upon the number of shares issued to be commensurate with the services provided as modified. The following individuals are the natural persons contracting with the Company to provide the consultancy services; the number of shares adjacent to each name is indicative of the compensation to be received under each of the consultancy agreements:


        J. Michael King as President of Trilogy    1,800,000 shares


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of
Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference into this Registration
Statement:

         (1) The Company's Form 10-SB Registration Statement filed by the Company (SEC File No. 0-24857) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission on September 1, 1998; and

         (2) The Form 10-KSB annual report of the Company for its fiscal year ended January 31, 2002 and 2003 and the Form 10-QSB quarterly reports of the Company filed subsequent thereto, and all other reports to be filed pursuant to Section 13(a) or 15(d) of the Exchange Act thereafter.

         All of the above documents and documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Form S-8 Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Form S-8 Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Form S-8 Registration Statement and the Prospectus.

         All documents incorporated by reference herein will be made available to all participants without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

                             LEE BALAK, PRESIDENT
                             POWER TECHNOLOGY, INC.
                             15 OCEAN VIEW RD. P.O. BOX 667
 			     LIONS BAY, B.C. V0N 2E0, CANADA


ITEM 4. DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a Nevada corporation. Section 78.751 of the General Corporation Law of Nevada (the "GCL") provides authority for broad indemnification of officers, directors, employees and agents of a corporation, with certain specified exceptions.

         The Twelfth Article of the Company's Articles of Incorporation provides that the Company shall have the power to indemnify its directors, officers, employees and agents to the fullest extent allowed by the GCL.

         At the present time, the Company does not have any officer-director liability insurance although permitted by Section 78.752 of the GCL, nor does the Company have indemnification agreements with any of its directors, officers, employees or agents.



ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8. EXHIBITS

         See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

ITEM 9. UNDERTAKINGS

         (a)      The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act;
                           (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be selected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration" table in the effective registration statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided however, that provisions (i) and (ii) of this undertaking are inapplicable if the information to be filed thereunder is contained in periodic reports filed by the Company pursuant to the Exchange Act that are incorporated by reference into the Registration Statement;


                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (1) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Canada, on November 15, 2002.

                              POWER TECHNOLOGY, INC.


                              By:
                                  ---------------------------------
                                  Lee Balak, President



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 1, 2004. Each person whose signature to the Registration Statement appears below hereby appoints Lee A. Balak, or either one of them, as such person's attorney-in-fact with full power to act alone, with full power of substitution or re-substitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.



-----------------------------------------------
Lee A. Balak
Director, President and Chief Financial Officer
(Principal Financial and Accounting Officer)




                             POWER TECHNOLOGY, INC.

                                  EXHIBIT INDEX
                                       TO
                         FORM S-8 REGISTRATION STATEMENT

EXHIBIT
NO.             DESCRIPTION
- -------         -----------

5.1             Opinion of Brian Dvorak, Esq.

23.1            Consent of Brian Dvorak, Esq.

24.1 Power of Attorney (included on Signature Page to the Registration Statement)

99.1		Consulting Agreement with Trilogy.


 EXHIBIT 5.1

                    [DVORAK & ASSOCIATES, LTD. LETTERHEAD]


                                March 1, 2004
Power Technology, Inc.
1000 West Bonanza Road
Las Vegas, Nevada 89106

Gentlemen:

         We have acted as special counsel to Power Technology, Inc. (the "Company") to render a legal opinion regarding its Form S-8 Registration Statement to be filed with the Securities and Exchange Commission concerning its plan to issue its Common Stock, $.001 par value, to consultants to the Company under its Consulting Agreement.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, instruments and documents of the Company, certificates of public officials and of officers of the Company, and such other certificates, documents and records, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon such certificates of public officials and of such officers, such other certificates, documents and records, and upon the representations of such parties. In addition, we have assumed: (i) the genuineness of all signatures on all documents seen or reviewed by us, ii) the authenticity of documents submitted to us as originals, and (iii) the conformity with the original and certified copies of all documents submitted to us as copies and the authenticity of the originals thereof. We have also examined such matters of law and such additional matters of fact as we consider necessary or appropriate in connection with the opinions hereinafter expressed.

         Based on and subject to the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

         2. Assuming the accuracy of the documents, representations and warranties of the Company, the offer, issuance and sale of the Common Stock of the Company to consultants under the Plan and under the terms and provisions of consulting agreements and other contracts which have been duly authorized by the Company will have been duly authorized and validly issued and will be fully paid and nonassessable.

         The opinions expressed herein are solely for your benefit in connection with the Form S-8 Registration Statement of the Company and may not be relied upon in any manner or for any purpose by any other person or entity without the prior written consent of this firm.

                                     Very truly yours,

                                     DVORAK & ASSOCIATES, LTD.


                                     By:
	                               --------------------------
                                        BRIAN DVORAK, ESQ.




                                                                    EXHIBIT 23.1


                            CONSENT OF LEGAL COUNSEL



                    [DVORAK & ASSOCIATES, LTD. LETTERHEAD]


         We hereby consent to the use of our name in the Form S-8 registration statement of Power Technology, Inc.


Las Vegas, NV		                           DVORAK & ASSOCIATES, LTD.
March 1, 2004

                                                  By:
                                                      --------------------------
                                                      Brian Dvorak, Esq.
Exhibit 99


CONSULTING SERVICES CONTRACT

WITH TRILOGY AND ASSOCIATES, INC.


THIS AGREEMENT (The "Consulting
Agreement") is made as of this 25th day of February 2004.

Between:
Trilogy and Associates, Inc.
3887 Pacific Street
Las Vegas, NV 89121
702-650-3000 (Tel)
702-697-8944 (Fax)
702-493-3863 (Mobile)

(Hereinafter referred to as "Trilogy" or "Consultant")

And:

Power Technologies, Inc.
(Referred to herein as the "Company").

The Company agrees to engage the services of Trilogy under the terms of this Agreement and Trilogy agrees to perform said services in consideration of the payment to it of the sum of ten ($10.00) Dollars and other good and valuable consideration as set-fourth in the Agreement, as follows:

WHEREAS the Company is a private
corporation organized under the laws of the State of Nevada; and

WHEREAS, Trilogy, its principals experienced in corporate consulting, especially the manufacturing and distribution of batteries, marketing strategies and WHEREAS THE
Company wishes to retain Trilogy as its non-exclusive corporate consultant to assist the following Corporate matters:

	WITNESSETH

IT IS, THEREFORE AGREED that:

1. Services.

The Company shall retain Trilogy to provide general corporate consulting services which may include, but not be limited to:

(a) Attend meetings of the Company's Board of Directors or related companies when requested by the company.
(b) Assistance in trying to unravel the problems with Alvin Snaper and the patent jurisdiction.
(c) Consult with the Company concerning on-going strategic corporate planning and long term investment policies, including any revision of the Company's business plan.
(d) Assistance in administration, which includes documentation.
(e) Assist the Company in obtaining technical and advisory assistance from other professionals where necessary or advisable, including, but not limited to attorneys and accountants and assist such persons.
(f) Such other related business on such matters as may be agreed between the Parties from time to time.

1.2 Personnel and Resources. Trilogy shall agree to make available qualified personnel for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

1.3 Advisory Role. The Company understands that any and all suggestions, opinions or advice given to the Company by Trilogy are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or decisions made lies solely with the Company and not with Trilogy.

2.0 Term. The term of this Consulting
Agreement shall be for a period of one year from the date hereof (the "Term").

3.0 Compensation As compensation for entering into this Consulting Agreement and for services rendered over the Term, the Company agrees to
(a) pay Trilogy and Trilogy agrees to accept from the Company a "due diligence" retainer of two million shares, in addition (b) reimbursement of all expenses incurred by Trilogy on behalf of the Company provided said expenses have been pre-approved:

4.0 Arbitration. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the
State of Nevada. The Parties hereby irrevocably consent to the jurisdiction of the American
Arbitration Association and the status of the arbitration (and of any action for injunctive or other equitable relief) within the State of Nevada. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.
The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Nevada, Determined without regard to its provisions, which would otherwise apply to a question of conflict of laws.

5.0 The Company's representations and
Warranties.

The Company hereby represents and
warrants to Consultant that:

5.1 Authority. The individual executing and delivering this agreement on Company's behalf has been duly authorized to do so, the signature of such individual is binding upon Company, and Company is duly organized and subsisting under the laws of the jurisdiction in which it was organized to do so, the signature of such individual is binding upon Company, and Company is duly organized and subsisting under the laws of the jurisdiction in which it was organized.

5.2 Enforceability. The company has duly executed and delivered this agreement and (subject to its execution by Consultant) it constitutes a valid and binding agreement of the Company enforceable in accordance with its terms against Company, except as such enforceability may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3 Capitalization. The Company has no
outstanding capital stock other than common stock as of the date of this agreement. Issuer is authorized to issue _________ Shares of Common Stock, of which __________ shares are issued and outstanding. All of the Company's outstanding Shares of Common Stock have been duly and validly issued and are fully paid, non-assessable and not subject to any preemptive or similar rights; and the Shares have been duly authorized and, when issued and delivered to Consultant as payment for services rendered as provided by this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

6.0 Miscellaneous

6.1 Assignment. This agreement is not
transferable or assignable.

6.2 Execution and Delivery of Agreement.
Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this Agreement by the other party. And acceptance of such fax copies shall create a valid and binding agreement between the parties.

6.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this Agreement.

6.4 Servability. The invalidity or
unenforceability of any particular provision of this Agreement shall not affect or limit the effectiveness of such agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

AGREED AND ACCEPTED		AGREED AND ACCEPTED

Power Technologies, Inc.	Trilogy and Associates, Inc.


By: /s/Lee Balak		By: /s/ Michael King
_________________		____________________
Authorized Corporate Signatory  Authorized Corporate Signatory